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                                                                    EXHIBIT 12.1

RATIOS OF EARNINGS TO FIXED CHARGES
AS OF SEPTEMBER 30, 1996

                                            YTD.
                                           9/30/96    1995      1994      1993      1992      1991
                                           -------   -------   -------   -------   -------   -------
COMPUTATION OF INCOME:
Income before income taxes...............  175,689   205,017   178,438   152,509   114,118    95,960
+ fixed charges..........................   42,738    68,886    49,346    26,422    25,361    32,548
                                           -------   -------   -------   -------   -------   -------
  "Earnings" excluding interest on
     deposits............................  218,427   273,903   227,784   178,931   139,479   128,508
Interest on deposits.....................  197,143   265,972   175,220   170,922   210,339   277,412
                                           -------   -------   -------   -------   -------   -------
  "Earnings" including interest on
     deposit.............................  415,570   539,875   403,004   349,853   349,818   405,920
                                           -------   -------   -------   -------   -------   -------
COMPUTATION OF FIXED CHARGES:*
Net rental expense.......................    5,459     7,370     8,228     7,960     7,987     7,880
  Portion of rentals deemed
     representative of interest..........    1,820     2,457     2,743     2,653     2,662     2,627
  Interest exp-STB.......................   31,928    55,227    39,081    17,752    16,883    25,282
  Interest exp-LTD.......................    8,764    10,997     9,317     6,017     5,816     4,639
  Premium/(discount) on debt.............      226       205   (1,795)
  Preferred stock dividends**............       --        --        --        --        --        --
                                           -------   -------   -------   -------   -------   -------
  FIXED CHARGES BEFORE INTEREST EXP ON
     DEPOSITS............................   42,738    68,886    49,346    26,422    25,361    32,548
Interest on deposits.....................  197,143   265,972   175,220   170,922   210,339   277,412
                                           -------   -------   -------   -------   -------   -------
  FIXED CHARGES INCLUDING INTEREST
     EXPENSE ON DEPOSITS.................  239,881   334,858   224,566   197,344   235,700   309,960
                                           -------   -------   -------   -------   -------   -------

RATIO OF EARNINGS TO FIXED CHARGES:
  Excluding interest on deposits.........      511%      398%      462%      677%      550%      395%
  Including interest on deposits.........      173%      161%      179%      177%      148%      131%

RATIO OF EARNINGS TO COMBINED FIXED
  CHARGES AND PREFERRED STOCK DIVIDENDS:
  Excluding interest on deposits.........      511%      397%      457%      637%      515%      384%
  Including interest on deposits.........      173%      161%      179%      176%      147%      131%
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 * Interest includes any capitalized interest in addition to any discount or premium

** Only includes preferred stock dividend requirements of majority owned subs and 50% owned persons (parent co. preferred stock dividends excluded)